UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

First Chester County Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-12870	23-2288763
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 North High Street

West Chester, Pennsylvania 19380

(Address of principal executive offices)

(484) 881-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2009, the Board of Directors (the “Board”), appointed John A. Featherman as President of the Company and the Bank. Mr. Featherman is currently the Company’s Chairman and Chief Executive Officer. Kevin C. Quinn resigned as President and Director of the Company and Bank effective October 16, 2009. Mr. Quinn’s departure was the result of restructuring efforts by the Company and not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Additionally, the Board appointed James M. Deitch, age 55, as the new Chief Operating Officer (“COO”) of Company and the Bank. Mr. Deitch will continue to serve as Managing Director of the American Home Bank (“AHB”) division.

Mr. Deitch has over twenty years of banking management experience, serving at the executive level for both community and regional commercial banks. Mr. Deitch has been the Managing Director of the AHB division of the Bank since January 2009. In January 2009, Mr. Deitch was appointed to serve on the board of directors of the Company and the Bank and to serve on the Asset-Management and Strategic Planning Committees. Prior to the that, Mr. Deitch served as the Chairman, Chief Executive Officer and co-founder of AHB since August of 2001. Prior to that, he served as the Executive Vice President and Chief Credit Policy Officer of Keystone Financial, Inc. Mr. Deitch was co-founder, Chairman and Chief Executive Officer of Keystone National Bank and its predecessor, Keystone Financial Mortgage Corporation, and as such was responsible for the mortgage banking activities of Keystone Financial, Inc. and its subsidiary banks.

There are no arrangements or understandings between Mr. Deitch and any other person pursuant to which Mr. Deitch was appointed to serve as Chief Operating Officer. There are no family relationships between Mr. Deitch and any director or executive officer of the Company. Mr. Deitch, as well as members of his family with which he is associated, are customers of and have banking transactions with the Bank in the ordinary course of business. All loans and commitments to lend money extended to such parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Bank. In the opinion of management, such loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

Mr. Deitch currently has an employment agreement with the Company and the Bank which was previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2008.

Biographical information with respect to Mr. Featherman is contained in the Company’s definitive proxy statement for the 2009 annual meeting of shareholders filed with the Securities and Exchange Commission on April 1, 2009 and is incorporated herein by reference.

Item 8.01  Other Events

Current Regulatory Matters

On October 16, 2009, the Board of Directors of the Bank entered into an informal Memorandum of Understanding (“MOU”) with the Office of the Comptroller of the Currency (“OCC”).  An MOU with regulatory authorities is an informal action that is not published or publicly available and that is used when circumstances warrant a milder form of action than a formal supervisory action, such as a formal written agreement or order. Among other things, under the MOU, the Bank has agreed to address the following matters:

•                  develop a comprehensive three-year capital plan;

•                  take action to protect criticized assets and adopt and implement a program to eliminate the basis of criticism of such assets;

•                  establish an effective program that provides for early problem loan identification and a formal plan to proactively manage those assets;

•                  review the adequacy of the Bank’s information technology activities and Bank Secrecy Act compliance and approve written programs of policies and procedures to provide for compliance; and

•                  establish a Compliance Committee of the Board to monitor and coordinate the Bank’s adherence to the provisions of the MOU.

The Company and the Bank are committed to addressing and resolving the issues presented in the MOU, and the Board of Directors and management have already initiated corrective actions to comply with the provisions of the MOU.

Nasdaq Capital Market Listing

The Company received approval for listing on the NASDAQ Capital Market. The Company’s common stock will begin trading on the NASDAQ Capital Market on October 23, 2009 under the symbol “FCEC”. Until that time, the Company’s shares will continue to trade on the OTC Bulletin Board under the symbol “FCEC”.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 20, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2009	FIRST CHESTER COUNTY CORPORATION

	By:	/s/ John A. Featherman, III
	Name:	John A. Featherman, III
	Title:	Chairman, President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated October 20, 2009